EXHIBIT 12.1

SUMMIT PROPERTIES INC.
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
THREE MONTHS ENDED MARCH 31, 2001
(Dollars In thousands)

Earnings:
    Income before minority interest of unitholders in Operating
      Partnership and dividends to preferred unitholders in
      Operating Partnership............................................ $ 12,487
    Interest:
      Expense incurred.................................................    9,971
      Amortization of deferred financing costs.........................      343
      Rental fixed charges.............................................       78
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      Total                                                             $ 22,879
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Fixed charges:
    Interest expense................................................... $  9,971
    Interest capitalized...............................................    3,290
    Dividends to preferred unitholders in Operating Partnership........    3,105
    Rental fixed charges...............................................       78
    Amortization of deferred financing costs...........................      343
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      Total............................................................ $ 16,787
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Ratio of earnings to fixed charges.....................................     1.36
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